Exhibit 99.2

AMENDMENT

TO

HOMEFED CORPORATION AMENDED AND RESTATED 1999 STOCK INCENTIVE PLAN

This AMENDMENT (this “Amendment”), dated as of July 1, 2019 (the “Effective Date”), to that certain HomeFed Corporation Amended and Restated 1999 Stock Incentive Plan (the “HomeFed Plan”).

W I T N E S S E T H:

WHEREAS, pursuant to an Agreement and Plan of Merger, by and among the Jefferies Financial Group Inc., a New York corporation (the “Jefferies”), Heat Merger Sub, LLC a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Merger Sub”) and HomeFed Corporation, a Delaware corporation (“HomeFed”), dated as of April 12, 2019 and as amended on May 2, 2019, HomeFed has merged with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly-owned subsidiary of the Jefferies; and

WHEREAS, in connection with the Merger, Jefferies has assumed the HomeFed Plan and all outstanding awards under the HomeFed Plan, and in connection therewith desires to make certain amendments to the HomeFed Plan to reflect such assumptions.

NOW THEREFORE, it is hereby provided that:

1. Defined Terms. Capitalized terms used herein, but not defined herein, have the respective meanings ascribed thereto in the HomeFed Plan.

2. No Further Grants. Notwithstanding anything to the contrary in the HomeFed Plan, no further grants of awards will be made under the HomeFed Plan.

3. Amendments.

(a) The name of the HomeFed Plan shall be changed from the “HomeFed Corporation Amended and Restated 1999 Stock Incentive Plan” to the “Jefferies Financial Group Inc. Amended and Restated 1999 Stock Incentive Plan (HomeFed)” and the defined term the “Amended and Restated Plan” shall mean the Jefferies Financial Group Inc. Amended and Restated 1999 Stock Incentive Plan (HomeFed).

(b) The defined term the “Company” shall mean Jefferies Financial Group Inc.

(c) The defined term “Shares” shall mean shares of Jefferies Financial Group Inc. common stock, par value $1.00.

(d) The number of Shares available for issuance pursuant to Articles I and II shall be 325,000 Shares, which represents the number of Shares subject to outstanding Options as of the Effective Date.

(e) Article X “Stock Option Grants to Director Participants” of the HomeFed Plan shall be, and hereby is, replaced with the following: “[RESERVED.]” and all references to Article X in the HomeFed Plan shall be deleted.

(f) In Article XXVIII of the HomeFed Plan, the governing law shall be changed from “Delaware” to “New York.”

4. Reference to and Effect on the HomeFed Plan. Except as specifically amended herein, the HomeFed Plan shall remain in full force and effect and is hereby ratified and confirmed. All references in the HomeFed Plan to the “Amended and Restated Plan” shall mean the HomeFed Plan as amended by this Amendment.

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